EXHIBIT 99

                             TRAVELSHORTS.COM, INC.
                                      d/b/a
                      SHARPS ELIMINATION TECHNOLOGIES, INC.

                               Shares Common Stock

       THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus relates to shares of this common stock of Travelshorts.com, Inc. d/b/a Sharps Elimination Technologies, Inc. (the "Company") which may be issued pursuant to certain employee incentive plans adopted by the Company. The employee incentive plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's common stock. Persons who receive shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

     The Company has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases the plans described above are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of common stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between the Company and the Plan participants.

     The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

     The Company's common stock is quoted on the OTC Bulletin Board under the symbol "SEMT." On June 1, 2004 the closing bid price for one share of the Company's common stock was $0.02.

                  The date of this Prospectus is June 10, 2004.

     None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. The Company has filed with the Commission a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus).

      Requests should be directed to:

                             Travelshorts.com, Inc.
                                      d/b/a
                      Sharps Elimination Technologies, Inc.
                                 4750 Paton St.
                           Vancouver, British Columbia
                                 Canada V6L 2J1
                                 (303) 506-1633
                              Attention: Secretary


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

     The  following   documents   filed  with  the  Commission  by  the  Company
(Commission  File No.  0-31679) are hereby  incorporated  by reference into this
Prospectus:

(1)   Annual Report on Form 10-KSB for the fiscal year ended March 31, 2003.

(2)   Quarterly Report on Form 10-QSB for the quarter ended December 31, 2003.

     All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


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

                                TABLE OF CONTENTS
                                                                         PAGE

THE COMPANY...................................................

RISK FACTORS .................................................

COMPARATIVE SHARE DATA .......................................

USE OF PROCEEDS ..............................................

SELLING SHAREHOLDERS .........................................

PLAN OF DISTRIBUTION .........................................

DESCRIPTION OF COMMON STOCK ..................................

EXPERTS.......................................................

GENERAL ......................................................

                                   THE COMPANY

     The Company was incorporated in Washington on June 7, 1989 under the name P.L.D.F.E.T., Inc. Between the date of its incorporation and December 3, 2002 the Company was essentially inactive. On December 3, 2002 the Company acquired all of the issued and outstanding shares of SETI Corp. ("SETI") in exchange for 16,691,205 shares of the Company's common stock.

     In December 2002 the Company changed its trade name to "Sharps Elimination Technologies Inc." Although the legal name of the Company is still
"Travelshorts.com, Inc." the Company now operates under the name "Sharps Elimination Technologoes, Inc.

     The Company plans to manufacture and sell Needle-Ease(TM), a device used for the safe disposal of used needles and hypodermic syringes (sometimes referred to as "Sharps"). The danger of needlestick injuries lies in the transfer of bloodborne diseases as a result of people accidentally being stuck with a used syringe. The Needle-Ease(TM) is a battery operated incineration system that destroys a range of needles by passing an electric current through the needle thereby reducing the steel to ashes in a matter of seconds. The electric charge is generated from a rechargeable sealed lead-acid battery. The contact points of the device can be touched directly or with a metal object by the operator or anyone else without the transfer of current (i.e. shock).

     During the years ended March 31, 2003 and 2004 the Company did not sell any Needle-Ease devices.

     The Company plans to market the Needle-Ease to physicians and small clinics and health care facilities.

The Needle-Ease(TM):

          o    is fast, efficient, safe and simple to use;
          o    requires minimal maintenance;
          o    is portable and rechargeable;
          o    is environmentally friendly, and
          o electrically disintegrates the needle, in seconds, to ash which is 100% safe.

     The danger of needlestick injuries lies in the transfer of bloodborne diseases as a result of people accidentally being stuck with a used syringe. There are 57 different blood borne pathogens transmitted through a syringe and getting stuck with a used syringe is an occupational hazard for thousands of health care workers whose concerns, worries and fears of contracting diseases, such as Hepatitis and/or HIV are very legitimate. Although special plastic containers, known as sharps containers, are stationed throughout hospitals, medical and dental offices to handle collection before incineration, such containers are not entirely resistant to prevent injury from a needle carelessly inserted into the disposal unit. Cost is another factor with sharps containers which are expensive to dispose of. In addition to health care workers being subjected to health risks, garbage collectors are also exposed to the possibility of needlestick injuries incurred from picking up garbage bags and recycling boxes containing used syringes. Various agencies and regulatory bodies have incorporated guidelines relating to the handling and disposal of syringes but, notwithstanding these regulations, syringes are frequently found in places where they should not be, and, regrettably, often in large quantities.

     The  Company  presently  has  two  Needle-Ease(TM)   models,  one  for  the
professional/institutional market (Model 3500P) and the other (Model 2501) primarily for home use by diabetics.

     The 3500P is designed to dispose of needles that attach to a standard syringe. In order to detach these needles from the syringe the needle must be re-capped. The act of recapping a needle is dangerous and prohibited by government regulations. A needlestick injury may result in the transfer of bloodborne diseases and infections from a patient to a third party. The 3500P totally eliminates the steel shaft of the needle from a syringe without recapping the exposed needle point. The 3500P requires a recharge after the disposal of approximately 100 to 250 needles.

     The 2501 home model is somewhat smaller but has the same characteristics as the 3500P. The 2501 requires a recharge after the disposal of approximately 100 to 150 needles.

     A model accommodating larger gauge needles and which will be powered by interior electric current (120 volts A.C.) has been designed for use in hospitals, clinics, and other health care institutions and will be available for distribution later in 2002.

     The  3500P and 2501 have been  approved  by the FDA's  Pre-Market  Approval
(PMA) process for Class II medical devices and meet the following safety standards for Laboratory, Measurement and Test Equipment:

          1. Canadian Standards Association (CSA) C22.2 No. 1010.1-92 with Attachments 1 and 2
          2.   Underwriter's Laboratories UL 3101.1 and UL 3111.1
          3.   European Norm (EN) 61010-1 and
          4.   International  Electrotechnical  Commission  (IEC) 1010-1 with A1 and A2

     The retail price of the 3500P model varies between $441.45 and $545.00. SETI's 2501 model has a retail price of between $150 and $200. The actual retail price of both models depends upon the number of units purchased.

     The production of the Needle-Ease(TM) units consists of a sub-assembly process during which a number of components are pre-assembled and followed by a final assembly process to produce the finished product. The majority of required components are "off-the shelf" and only a very small number of components need to be custom ordered. Hence lead-times for production are relatively low. The Company is negotiating with a manufacturer in Canada to supply the Company with Needle-Ease(TM) units. Licence Agreement


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

     On November 12, 2001, the Company acquired from Spectrum Meditech Inc. an exclusive license to the Needle-Ease(TM) technology. The technology includes that disclosed in Spectrum's United States Patent #5,551,355 and pending United States Patents, as well as blueprints, drawings, specifications, engineering data, engineering calculations, processes, apparatuses, and parts relating to the Needle-Ease(TM) product. Included as part of the license are the rights to use the Needle-Ease(TM) trademarks and tradenames.

In consideration for the license, the Company agreed to:

          o    Pay Spectrum $300,000 no later than September 1, 2003.

          o Pay Spectrum a royalty of $3.25 for each Needle-Ease(TM) unit sold by the Company or any sublicensee of the Company, provided, however, that the Company, beginning with the year ending December 31, 2004, agreed to pay Spectrum royalties of not less than $100,000 per year.

          o    Issue to Spectrum 800,000 shares of the Company's common stock.

Summary Financial Data

Results of Operations:
                                  Nine Months Ended       Years Ended March 31,
                                  December 31, 2003     2003              2002

REVENUE                            $       -          $      -        $   2,731
EXPENSES:
  Salaries                            90,000            30,000                -
  Product Development                 38,439            10,000            6,691
  Accounting and legal                72,924            30,670           12,656
  Consulting                          77,212            20,337            1,470
  Investor relations                  54,730            32,000                -
  General and administrative         119,958            46,475            5,189
  Imputed interest                    19,500            14,269            8,395
  Value of services donated by
     a related party                       -            10,790           17,280
  Value of rent donated by a
      related party                        -             1,125            1,800

      Total expenses                 472,763           195,666           53,481
                                    --------         ---------        ---------
NET LOSS                           $(472,763)        $(195,666)       $ (50,750)
                                   =========         =========        =========
BASIC AND DILUTED LOSS PER
     COMMON SHARE:

   Net loss per common share       $   (0.02)        $   (0.01)     $         *
                                   =========         =========      ===========


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

WEIGHTED AVERAGE SHARES
    OUTSTANDING                   25,882,410        25,340,538       25,317,205
                                  ==========        ==========       ==========
*  Less than $0.01

Balance Sheet Data:
                              December 31,        March 31,          March 31,
                                 2003               2003               2002
                              ------------        ---------          ---------

Current Assets               $         -        $   15,412       $       398
Total Assets                     267,404           284,840             6,528
Current Liabilities            1,237,117         1,013,290            73,595
Total Liabilities              1,237,117         1,013,290            73,595
Working Capital (deficit)     (1,237,117)         (997,878)          (73,197)
Stockholders' Equity (deficit)  (969,713)         (728,450)          (67,067)

     As of May 31, 2004 the Company had 25,289,704 outstanding shares of common stock. The number of outstanding shares does not give effect to shares which may be issued upon the exercise and/or conversion of options, warrants or other convertible securities issued or sold by the Company. If all outstanding options, warrants and convertible securities, were exercised and converted, the Company would have 35,355,204 outstanding shares of common stock.

Forward Looking Statements

     This prospectus contains various forward-looking statements that are based on the Company's beliefs as well as assumptions made by and information currently available to the Company. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

     The Company's executive offices are located at 4750 Paton St., Vancouver, British Columbia, Canada V6L 2J1. The Company's telephone number is (303) 506-1633, its facsimile number is (604) 269-0089.

                                  RISK FACTORS

The purchase of the shares offered by this prospectus involves a number of significant risks. Prospective investors should carefully consider, in addition to matters set forth elsewhere in this prospectus, the following factors in evaluating the Company and its business prior to purchasing the shares offered by this prospectus. RISKS RELATED TO THE COMPANY

Since the Company has a history of losses, the Company needs additional capital to remain in operation.

     The Company has never been profitable and expects to continue to incur operating losses for the foreseeable future. There can be no assurance that the Company will ever be profitable. Consequently, the Company must raise substantial funds to cover operating losses and to expand its business. There is no assurance that the Company will be able to secure financing or that such financing will be obtained on terms favorable to the Company. If Sharps cannot obtain additional capital, the Company may have to delay its expansion plans and may be required to curtail its operations.

     This offering is being made on behalf of selling shareholders. The Company will not receive any proceeds from the sale of the shares offered by the selling shareholders.

If the Company loses its exclusive license for the Needle-Ease(TM) device, the Company's business would be materially adversely affected.

The Company's Needle-Ease product may never gain market acceptance, in which case the Company will never receive any significant revenues from the sale of this product.

     If the various markets in which the Needle-Ease will compete fail to grow, or grow more slowly than the Company anticipates, or if the Company is unable to establish markets for the Needle Ease, the Company's business, results of operation and financial condition would be materially adversely affected.

The Company is dependent for its success on the continued availability of its executive officer and the loss of this officer could adversely affect Sharps.

     If the Company is successful in marketing Needle-Ease, the Company will need to hire and retain qualified technical and managerial personnel for its operations. The loss of the Company's only officer or the inability of the Company to attract and retain future technical or managerial personnel could have a material adverse effect upon the Company's business, financial condition, operating results and cash flows. The Company does not maintain "key man" insurance for any officer or employee.

Although the Company has product liability insurance for Needle-Ease(TM), the successful prosecution of a product liability case against the Company could have a materially adverse effect upon its business if the amount of any judgment exceeds the insurance coverage available to Sharps.

Aggressive pricing by existing competitors and the entrance of new competitors may prevent the Company from selling its products.

     Substantial competition exists in the medical needle disposal market. Additional competitors with greater financial, technical and marketing resources than the Company may enter the market and competition may intensify. Current or future competitors may develop products or services that are superior to the Company's products or achieve greater market acceptance due to pricing, sales channels or other factors, which could have a material adverse effect on the Company's business.

The patents licensed to the Company might not protect the Company technology from competitors, in which case the Company may not have any advantage over competitors in selling any products which it may develop.

     The Company has the rights to two United States patents relating to the Needle-Ease. There are other patents pending in order to protect the Needle-Ease technology in foreign countries.

     Future patent applications may not be granted, issued patents may not provide the Company with competitive advantages, and the Company's patents may be challenged by other parties. In addition, other companies may develop similar processes or avoid the Company's patents. Litigation or administrative proceedings may be necessary to enforce the patents licensed to or held by the Company or to determine the scope and validity of others' proprietary rights. Any litigation or administrative proceeding could result in substantial cost to the Company and distraction of its management. A ruling against the Company in any litigation or administrative proceeding could expose the Company to new competition and depress its earnings.

     There is no assurance as to the breadth and degree of protection the patents might afford the Company.

RISKS RELATED TO THIS OFFERING

Since the market price for the Company's common stock is volatile, investors in this offering may not be able to sell any of the Company's shares at a profit.

     There is presently only a limited market for the Company's common stock. Persons who purchase the shares offered by this prospectus may not be able to liquidate their investment, and the inability to dispose of the common stock may continue indefinitely. In addition, the shares offered by this prospectus may not be acceptable as collateral for loans.

     Trades of the Company's common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of


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


less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for the Company's common stock. As a result of the foregoing, investors in this offering may find it more difficult to sell their shares.

Shares issuable upon the exercise of options and warrants, or the conversion of promissory notes, may substantially increase the number of shares available for sale in the public market and may depress the price of the Company's common stock.

     The Company has outstanding options, warrants and convertible notes which allow the holders to acquire up to 10,065,500 additional shares of the Company's common stock. The Company agreed that, at its expense, it will make appropriate filings with the Securities and Exchange Commission so that the securities issuable upon the conversion of the promissory notes will be available for public sale. These filings could result in substantial expense to Sharps and could hinder future financings by Sharps.

     Until the options, warrants and other convertible securities expire, the holders will have an opportunity to profit from any increase in the market price of the Company's common stock without assuming the risks of ownership. Holders of the options, warrants and convertible securities may exercise or convert these securities at a time when the Company could obtain additional capital on terms more favorable than those provided by the options, warrants or convertible securities. The exercise of the options and warrants or the conversion of notes will dilute the voting interest of the owners of presently outstanding shares of the Company's common stock. The sale of the shares of common stock issuable upon the exercise of the options or the conversion of the notes could adversely affect the market price of the Company's stock.

                             COMPARATIVE SHARE DATA

                                                  Number of          Note
                                                   Shares         Reference

   Shares outstanding as of May 31, 2004         25,289,704



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

     The following table lists additional shares of the Company's common stock which may be issued: Number of Note Shares Reference

      Shares issuable upon conversion of          9,742,500             A
      promissory notes

      Shares issuable upon exercise of warrants     323,000             B


 A. As of May 31, 2004, the Company had $292,275 in outstanding convertible notes. At the holder's option the notes are convertible into shares of the Company's common stock equal in number to the amount determined by dividing the amount to be converted by $0.03.

 B. Between January 1, 2003 and May 31, 2004 the Company sold 323,000 Units at a price of $0.50 per Unit. Each Unit consisted of one share of the Company's common stock and one warrant to purchase one additional share of common stock at a price $1.00. All unexercised warrants expire on December 31, 2004.

                                 USE OF PROCEEDS

     All of the shares offered by this Prospectus are being offered by certain owners of the Company's common stock (the Selling Shareholders) and were issued by the Company in connection with the Company's Incentive Stock Option, Non-Qualified Stock Option or Stock Bonus Plans. None of the proceeds from the sale of the shares offered by this Prospectus will be received by the Company. Expenses expected to be incurred by the Company in connection with this offering are estimated to be approximately $10,000. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through whom they sell any of the Shares.

                              SELLING SHAREHOLDERS

     The Company has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee incentive plans adopted by the Company. The Company has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases these Plans are collectively referred to as the "Plans". A summary description of these Plans follows. The Plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's common stock.

     Incentive Stock Option Plan. The Company's Incentive Stock Option Plan authorizes the issuance of shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.

     Non-Qualified Stock Option Plan. The Company's Non-Qualified Stock Option Plan authorizes the issuance of shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plans. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Company's Board of Directors.

     Stock Bonus Plan. The Company's Stock Bonus Plan allows for the issuance of shares of Common Stock to the Company's employees, directors, officers, consultants and advisors, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Summary

     The following sets forth certain information as of May 31, 2004 concerning the stock options and stock bonuses granted by the Company pursuant to the Plans. Each option represents the right to purchase one share of the Company's common stock.

                                  Total        Shares                 Remaining
                                  Shares    Reserved for   Shares      Options/
                                 Reserved   Outstanding   Issued As     Shares
Name of Plan                    Under Plans   Options    Stock Bonus Under Plans

Incentive Stock Option Plan      2,000,000       --          --            --
Non-Qualified Stock Option Plan  2,000,000       --          --            --
Stock Bonus Plan                 6,000,000       --          --            --

     The persons listed below have received options or shares of the Company's common stock as a stock bonus:

                             Incentive Stock Options

                      Shares                       Expiration  Options Expired/
                     Subject   Exercise  Date of    Date of    Exercised as of
Option Holder       To Option    Price    Grant      Option     March 31, 2004
-------------       ---------   -------   ------   ---------   ----------------

                                      None

                           Non-Qualified Stock Options

                      Shares                       Expiration  Options Expired/
                     Subject   Exercise  Date of    Date of    Exercised as of
Option Holder       To Option    Price    Grant      Option     March 31, 2004
-------------       ---------   -------   ------   ---------   ----------------


                                      None



                                  Stock Bonuses

                                    Shares Issued
Name                                as Stock Bonus          Date Issued
----------                         ---------------          -----------

                                      None

Selling Shareholders

     Officers, directors and affiliates of the Company who may acquire shares of common stock pursuant to the Plans, and who are offering these shares of common stock to the public by means of this Prospectus, are referred to as the "Selling Shareholders".

     The following table provides certain information concerning the share ownership of the Selling Shareholders and the shares offered by the Selling Shareholders by means of this Prospectus.

                                                            Number of
                                     Number of           Shares to be
                   Number of        Shares Being         Beneficially
  Name of            Shares        Being Offered         owned on Com-  Percent
  Selling        Beneficially   Option        Bonus      pletion of the    of
 Shareholder        Owned       Shares(1)    Shares(2)     Offering      Class
-------------    -------------  ---------    ---------   -------------   ------

Kelly Fielder     7,962,776 *         --           --      7,962,776      30.4%

(1) Represents shares issuable upon exercise of stock options granted pursuant to the Plans.
(2)  Represents  shares  granted as a stock bonus.


* Includes 3,062,606 shares owned by Spectrum Meditech Inc., a corporation controlled by Mr. Fielder.

     To allow the Selling Shareholders to sell their shares when they deem appropriate, the Company has filed a Form S-8 registration statement under the Securities Act of 1933, of which this Prospectus forms a part, with respect to the resale of the shares from time to time in the over-the-counter market or in privately negotiated transactions.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell the shares offered by this Prospectus from time to time in negotiated transactions in the over-the-counter market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/ dealer may be in excess of customary compensation).

     The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

     The  Company  has  advised  the  Selling  Shareholders  that  they  and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling
Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". The Company has also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

     Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. If Rule 102 applies to the offer and sale of any of the Shares, then participating broker/dealers will be obligated to cease market-making activities nine business days prior to their participation in the offer and sale of such Shares and may not recommence market-making activities until their participation in the distribution has been completed. If Rule 102 applies to one or more of the principal market makers in the Company's Common Stock, the market price of such stock could be adversely affected. See "RISK FACTORS".

                            DESCRIPTION OF SECURITIES

     The Company is authorized to issue 50,000,000 shares of common stock. Holders of common stock are entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed, which allows the holders of a majority of the outstanding common stock to elect all directors.

     Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for the payment of dividends and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

     The shares of common stock offered by this prospectus are fully paid and non-assessable.

Transfer Agent

            Corporate Stock Transfer
            3200 Cherry Creek Drive South
            Suite 430
            Denver, CO 80209
            Telephone Number (303) 282-4800
            Facsimile Number (303)  282-5800

                                LEGAL PROCEEDINGS

     In September 2003 Erika Gardner commenced a civil action in the Supreme Court of British Columbia against the Company, the Company's president and Spectrum Meditech, Inc. In her complaint Gardner alleges that the Company and/or Fielder were liable to Gardner for a loan in the amount of approximately $250,000 (USD), and that Fielder and Spectrum Meditech failed to deliver approximately 8,000,000 shares of the Company's common stock which were to be held by Gardner as security for the loan. As part of this civil action Gardner also obtained an order from the British Columbia Court which, among other things, restrained Fielder and Spectrum Meditech from selling, transferring or voting any of the Company's shares, and restrained the Company from making any changes to its capital structure.

     The Company and Fielder have filed answers to the complaint generally denying the claims of Gardner.

                                     EXPERTS

     The financial statements as of March 31, 2003 and the year ended March 31, 2003 included in this prospectus have been audited by Spicer Jeffreries & Co., independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements as of March 31, 2002 and the year ended March 31, 2002 included in this prospectus have been audited by Manning Elliot, Chartered Accountants, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Effective February 14, 2003 the Company decided to replace (i.e. "dismissed") Manning Elliot, Chartered Accountants with Spicer, Jefferies & Co. as Sharp's independent certified public accountants. Manning Elliot audited the Company's financial statements for the fiscal years ended March 31, 2002 and 2001. The reports of Manning for these fiscal years did not contain an adverse opinion, or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles. However, the reports of Manning Elliott for these fiscal years was qualified with respect to uncertainty as to the Company's ability to continue as a going concern. During the Company's two most recent fiscal years and subsequent interim period ended February 14, 2003 there were no disagreements with Manning Elliott on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Manning Elliott would have cause it to make reference to such disagreements in its reports.

     The change in the Company's auditors was recommended and approved by the board of directors of the Company. The Company does not have an audit committee.

     During the two most recent fiscal years and subsequent interim period ended February 14, 2003, the Company did not consult with Spicer regarding the application of accounting principles to a specified transaction, either completed to proposed, or the type of audit opinion that might be rendered on the financial statements of the Company or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Securities and Exchange Commission.

                                     GENERAL

     The Company's bylaws authorize indemnification of any director or officer against expense and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them as a result of their being or having been Company directors or officers unless, in any such action, they have acted with gross negligence or willful misconduct. Officers and Directors are not entitled to be indemnified for claims or losses resulting from a breach of their duty of loyalty to the Company, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or a transaction from which the director derived an improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to the Company's directors and officers, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of l933, and is, therefore, unenforceable.

     No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of L.A.M. since the date hereof or that any information contained herein is correct as to any time subsequent to its date.

     All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.